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Office translation from Finnish into English

Exhibit 3.8

NATIONAL BOARD OF PATENTS AND REGISTRATION
Trade Register System

EXTRACT FROM THE TRADE REGISTER

Company:
Concordia Bus Finland Oy Ab

Business Identity Code:	0505988-8
Trade Register No.	317.306
Date of registration:	24 March 1983
Company form:	limited company
Domicile:	Espoo

Contact information of the company:
Street address: Klovinpellontie 5, 02180 Espoo

Registered entries:

FIRM (Registered 18 February 2000)
Concordia Bus Finland Oy Ab.

FIELD OF BUSINESS (Registered 24 March 1983)
The company is engaged in professional car, lorry and bus transport; in acting as intermediary in chartered bus transport; in information, consultation and inspection services related to bus transport; in selling cars and spare parts; and in travel agency business.

AUXILIARY FIRM NAME (Registered 27 September 1995)
Transbus.

FIELD OF BUSINESS OF AUXILIARY FIRM NAME (Registered 27 September 1995)
The company is engaged in professional bus transport in the metropolitan area under its auxiliary firm name.

AUXILIARY FIRM NAME (Registered 17 January 1996)
Espoon Auto.

FIELD OF BUSINESS OF AUXILIARY FIRM NAME (Registered 17 January 1996)
The company is engaged in professional bus transport in Uusimaa province under its auxiliary firm name.

AUXILIARY FIRM NAME (Registered 14 April 1998)
Swebus Finland.

FIELD OF BUSINESS OF AUXILIARY FIRM NAME (Registered 14 April 1998)
The company is engaged in professional bus transport in Helsinki, Espoo and Vantaa under its auxiliary firm name.

DOMICILE (Registered 24 March 1983)
Espoo.

ACCOUNTING PERIOD (Registered 18 February 2000)
The accounting period of the company begins on the first day of March and ends on the last day of February.

FOUNDATION (Registered 24 March 1983)
The articles of association were approved in the constitutive meeting held on 9 February 1983.

AMENDMENT OF ARTICLES OF ASSOCIATION (Registered 18 February 2000)
The articles of association were amended on 15 February 2000.

SHARE CAPITAL (Registered 2 February 2002)
Share capital 3,363,758.53 euro, fully paid.
Shares 2,000.
Nominal value of a share 1,681.88 euro.
The nominal value is not an exact value.

MINIMUM AND MAXIMUM CAPITAL (Registered 2 February 2002)
Minimum capital: 2,522,818.90 euro.
Maximum capital: 10,091,275.59 euro.

BOARD OF DIRECTORS (Registered 27 February 2002)
Chairman:
02.03.1952 Larsen Frode
Ordinary members:
240458-087F Damstén Berndt Mikael
19.04.1954 Kervel Georg
27.02.1958 Mistry Vasant

OTHER MANAGEMENT (Registered 9 July 2002)
Managing Director:
031267-033Y Gustafsson Jouni Juhani

AUDITORS (Registered 6 February 2003)
Auditor:
Deloitte & Touche Oy, business identity code 0989771-5, Trade Register System
            Auditor of principal responsibility:
            201048-4617 Tuominen Jorma Antero

STATUTORY REPRESENTATION (Registered 14 April 1994)
The company's name is signed by the board of directors by virtue of the Companies Act.

SIGNING FOR THE COMPANY (Registered 11 January 1995)
In accordance with the articles of association, the name of the company is signed by a member of the board and the managing director together, as well as two members of the board of directors jointly.

EMPOWERED AS SIGNATORIES (Registered 9 July 2002)
031267-033Y Gustafsson Jouni Juhani
The persons above are empowered as signatories to sign the name of the company jointly with following persons empowered to sign for the company:
270555-069V Tuokila Aku Johannes
140745-529B Tuomola Pertti Jouko Olavi

DOCUMENTS CONCERNING FINANCIAL STATEMENT (Registered 30 June 2003)
The financial statement from the period 1 March 2002 - 28 February 2003.

PERSONAL PARTICULARS IN FORCE
240458-087F Damstén Berndt Mikael, Finnish citizen, Siltatie 2 B 5, 00140 Helsinki
031267-033Y Gustafsson Jouni Juhani, Finnish citizen, Siltasaarenkatu 11 C 58, 00530 Helsinki
19.04.1954 Kervel Georg, Norwegian citizen, Ringsveien 15 B, 1368 Stabekk, Norja
02.03.1952 Larsen Frode, Norwegian citizen, Vendla 56, 1397 Nesøya, Norja

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27.02.1958 Mistry Vasant, Citizen of the United Kingdom, Andrenbakken 15 B, 1392 Vettre, Norja
270555-069V Tuokila Aku Johannes, Finnish citizen, Korpilammentie 1b, 02970 Espoo
201048-4617 Tuominen Jorma Antero, Finnish citizen, Puotilantie 8 A 11, 00910 Helsinki
140745-529B Tuomola Pertti Jouko Olavi, Finnish citizen, Maisematie 10, 01390 Vantaa

HISTORY OF FIRM NAME:
18.02.2000 - Concordia Bus Finland Oy Ab
14.04.1998 - 17.02.2000 Stagecoach Finland Oy Ab
25.01.1995 - 13.04.1998 Oy Swebus Finland Ab
24.03.1983 - 24.01.1995 HPT-Transbus Oy

Date of enquiry: 14 May 2004
Source of information: Trade Register, Arkadiankatu 6 A, 00100 Helsinki.

– OVER –

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Office translation from Finnish into English

CONCORDIA BUS FINLAND OY AB

ARTICLES OF ASSOCIATION

1 § Trade name and domicile
The trade name of the company is Concordia Bus Finland Oy Ab and its domicile is the city of Espoo.

2 § Field of business
The company's field of business is professional car, lorry and bus transport; acting as intermediary in chartered bus transport; information, consultation and inspection services related to bus transport; selling cars and spare parts; and travel agency.

3 § Minimum and maximum capital
The company's minimum share capital is fifteen million finnmarks (FIM 15,000,000), and the maximum share capital is sixty million euros finnmarks (FIM 60,000,000) within which limits the share capital may be increased or decreased by the decision of the shareholders' meeting without amending the Articles of Association.

4 § The nominal value of the shares
The nominal value of the shares is ten thousand finnmarks (FIM 10,000).

5 § The Board of Directors
The company has a Board of Directors which consists of the minimum of four and maximum of six ordinary members. The term of office of the Board of Directors ends at the closing of the shareholders' meeting following the election. The company has a Managing Director who is elected by the Board of Directors.

6 § Signing for the company
Authorised to sign for the company is the Board of Directors, members of the Board of Directors two together of the Managing Director together with one member of the Board of Directors. The Board of Directors can authorise persons affiliated to the company of other persons two together or one person together with the Managing Director to sign the firm name.

7 § Auditors
The company has one ordinary auditor and he has one substitute. The auditors shall be elected for the time being.

8 § The summons to the shareholders' meeting
The summons to the shareholders' meeting shall be delivered to the shareholders by mail not before than 4 weeks and not later than 8 days before the meeting to the addresses provided by the shareholders to the share register of the company.

9 § The general shareholders' meeting
The general shareholders' meeting shall be held annually by the end of August the day the Board of Directors sets it for.

At the meeting:

shall be presented

1.
the financial statements comprising of a profit and loss account, a balance sheet and a annual report
2.
the auditor's report

shall be resolved on

3.
the adoption of the profit and loss account and the balance sheet
4.
any measures warranted by the profit or loss shown in the adopted balance sheet
5.
the granting of discharge from liability of the members of the Board of Directors and the Managing Director
6.
the remuneration of the Board of Directors

shall be elected

7.
a member and a deputy member of the Board of Directors and, when necessary
8.
the auditor and his substitute.

10 § Accounting period
The accounting period of the company ends early on the last day of February.

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  Exhibit 3.8